AMENDMENT TO THE BYLAWS
                                       OF
                        MOUNTAINS WEST EXPLORATION, INC.
                              ADOPTED MARCH 1, 2005
                                       BY
                             THE BOARD OF DIRECTORS

         The Bylaws are hereby amended pursuant to New Mexico Revised Statutes Sec. 53-18.6.1 to provide that a simple majority of the issued and outstanding common shares voting at an annual or special meeting of shareholders may vote to amend the Articles of Incorporation in any manner allowed by Statute, and a two-thirds majority shall not, in any event, be required.